Exhibit 99.1

News Release
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS
2021 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 29, 2021 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2021 net income of $12.4 million, or $0.56 per diluted share, versus net income of $14.8 million, or $0.67 per diluted share, in the prior-year period.  For the six months ended June 30, 2021, the Company reported net income of $34.4 million, or $1.56 per diluted share, compared to net income of $19.6 million, or $0.88 per diluted share, in the prior-year period.  The decline in second quarter 2021 earnings as compared to 2020 primarily reflects a decrease in non-interest income and an increase in non-interest expense that were partially offset by an increase in net interest income and decreases in the provision for credit losses and income tax expense.  The increase in year-to-date 2021 earnings as compared to 2020 primarily reflects increases in net interest income and non-interest income and a decrease in the provision for credit losses that were partially offset by increases in non-interest expense and income tax expense.
Highlights for the second quarter of 2021 include:
•	Annualized return on average assets and on average equity of 1.12% and 12.78%, respectively;
•	An increase in net interest income of 3.1% over the second quarter of 2020;
•	Net gains on mortgage loans of $9.1 million and total mortgage loan origination volume of $473.7 million;
•	Net growth in portfolio loans of $30.3 million (or 4.4% annualized);
•	Continued strong asset quality metrics as evidenced by net loan recoveries during the quarter as well as a low level of non-performing loans and non-performing assets; and
•	The payment of a 21 cent per share dividend on common stock on May 14, 2021.

Highlights for the first six months of 2021 include:
•	Increases in net income and diluted earnings per share of 75.8% and 77.3%, respectively;
•	Annualized return on average assets and on average equity of 1.60% and 18.06%, respectively;
•	Net gains on mortgage loans of $21.9 million and total mortgage loan origination volume of $982.7 million;
•	Net growth in portfolio loans of $80.9 million (or 6.0% annualized);
•	Net growth in deposits of $225.1 million (or 12.5% annualized).

Significant items impacting comparable quarterly and year to date 2021 and 2020 results include the following:
•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a negative $2.4 million ($0.09 per diluted share, after taxes) and a positive $2.2 million ($0.08 per diluted share, after taxes) for the three- and six-months ended June 30, 2021, respectively, as compared to a negative $2.9 million ($0.10 per diluted share, after taxes) and a negative $8.9 million ($0.31 per diluted share, after taxes) for the three- and six-months ended June 30, 2020, respectively.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a solid financial performance for the second quarter and first six months of 2021.  Economic activity and business conditions have improved in our markets.  Earning asset growth, including portfolio loans, has resulted in an increase in net interest income in 2021 compared to the year ago period.  Mortgage loan origination activity continues to be strong. Asset quality metrics have been exceptional in 2021. Our ratio of non-performing assets to total assets declined to 0.12% at June 30, 2021, and COVID related loan forbearance balances decreased by 40.5% during the first six months of 2021, which represents only 0.5% of our total loans at June 30, 2021.”

Kessel added: “During the second quarter of 2021, we also completed our conversion to a new modern core platform with flexible application processing interfaces (APIs). This change now allows faster integration with new technology, real-time processing capabilities, and better access to our data and decision management using that data. Initial feedback from our customer base includes much excitement about ONE Wallet, our new mobile and online platform for consumer and business clients.  This platform provides customers with the ability to open new accounts and apply for loans online, along with enhanced transfer, bill pay, and self-service capabilities.  In addition, ONE Wallet+ enables our customers to monitor all of their finances in one location and provides budgeting and spending analytical tools.  ONE Wallet+ has experienced a very strong adoption rate.”

Kessel concluded: “As we look ahead to the balance of 2021 and beyond, we are mindful that although economic conditions have improved, challenges from the pandemic remain. However, we are confident of our continued ability to effectively respond to these challenges and remain optimistic about our future.”

Operating Results

The Company’s net interest income totaled $31.4 million during the second quarter of 2021, an increase of $0.9 million, or 3.1% from the year-ago period, and up $1.1 million, or 3.7%, from the first quarter of 2021.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.02% during the second quarter of 2021, compared to 3.36% in the year-ago period, and 3.05% in the first quarter of 2021.  The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $4.22 billion in the second quarter of 2021, compared to $3.66 billion in the year ago quarter and $4.05 billion in the first quarter of 2021.
For the first six months of 2021, net interest income totaled $61.7 million, an increase of $1.0 million, or 1.7% from the first half of 2020.  The Company’s net interest margin for the first six months of 2021 was 3.04% compared to 3.49% in 2020.  The increase in net interest income for the first six months of 2021 compared to 2020 was also due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.

Due principally to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates. These lower interest rates combined with a higher allocation to lower yielding securities available for sale has placed continued pressure on the Company’s net interest margin.

In addition, commercial loan balances, interest income and yields have been impacted by Paycheck Protection Program (“PPP”) lending activity.  PPP lending activity is summarized in the following tables:

	PPP – Round 1
At or for the three months ended	6/30/2021		3/31/2021		6/30/2020
	#	(000’s)	#	(000’s)	#	(000’s)
Loans outstanding at period end	298	$42,315	698	$105,934	2,012	$259,351
Average loans outstanding	-	78,747	-	136,206	-	191,061
Cumulative forgiveness applications submitted	1,882	231,715	1,477	183,346	-	-
Cumulative forgiveness applications approved	1,870	229,429	1,354	158,046	-	-
Net fees accreted into interest income	-	981	-	1,853	-	977
Net unaccreted fees at period end	-	381	-	1,362	-	7,736
Average loan yield	-	5.98%	-	6.43%	-	3.05%
Note:  PPP – Round 1 loan activity began in the second quarter of 2020.

	PPP – Round 2
At or for the three months ended	6/30/2021		3/31/2021
	#	(000’s)	#	(000’s)
Loans outstanding at period end	1,409	$129,573	1,250	$128,240
Average loans outstanding	-	133,239	-	72,011
Cumulative forgiveness applications submitted	166	8,843	-	-
Cumulative forgiveness applications approved	164	8,828	-	-
Net fees accreted into interest income	-	832	-	229
Net unaccreted fees at period end	-	5,429	-	5,454
Average loan yield	-	3.50%	-	2.25%
Note:  PPP – Round 2 loan activity began in the first quarter of 2021.
Non-interest income totaled $14.8 million and $41.2 million, respectively, for the second quarter and first six months of 2021, compared to $20.4 million and $31.4 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).
Net gains on mortgage loans in the second quarters of 2021 and 2020, were approximately $9.1 million and $17.6 million, respectively.  For the first six months of 2021, net gains on mortgage loans totaled $21.9 million compared to $26.5 million in 2020.  The decrease in net gains on mortgage loans was primarily due to a decline in mortgage loan sales volume in 2021, lower profit margins on mortgage loan sales, and fair value adjustments on the mortgage loan pipeline.
Mortgage loan servicing, net, generated a loss of $2.0 million and a loss of $3.0 million in the second quarters of 2021 and 2020, respectively. For the first six months of 2021 and 2020, mortgage loan servicing, net, generated income of $3.2 million and a loss of $8.3 million, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:
	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$1,876	$1,646	$3,786	$3,319
Fair value change due to price	(2,426)	(2,921)	2,214	(8,852)
Fair value change due to pay-downs	(1,412)	(1,747)	(2,795)	(2,789)
Total	$(1,962)	$(3,022)	$3,205	$(8,322)

Net gain on securities available for sale totaled zero and $1.4 million in second quarter and first six months of 2021, respectively, compared to zero and $0.3 million in the prior year second quarter and first six months, respectively. The increased gain that occurred in the first quarter of 2021 was related to the divestiture of a group of mortgage backed securities.

Non-interest expenses totaled $32.5 million in the second quarter of 2021, compared to $27.3 million in the year-ago period.  For the first six months of 2021, non-interest expenses totaled $62.6 million versus $56.1 million in 2020.  These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits, data processing, interchange and conversion related expenses.  The increase in compensation and employee benefits in 2021 is due to several factors, including, wage increases that were generally effective at the start of the year, increased overtime primarily associated with a data processing conversion, a higher accrual for incentive compensation (due to expected actual performance compared to targets), higher payroll taxes due to the increase in compensation and higher health care insurance costs (these costs during the first six months of 2020 were unusually low due to the various COVID related lock-downs).  In addition, the second quarter and first six months of 2021 included $1.1 million and $1.4 million, respectively, of expenses related to the Company’s core data processing conversion (this conversion was completed in May 2021) compared to $0.3 million and $0.4 million, respectively, in the comparable periods in 2020.  The second quarter and first six months of 2020 also included $0.4 million of expenses (primarily write-downs of fixed assets and leases) related to the closures of six bank branch offices that were completed in the third quarter of 2020.
The Company recorded an income tax expense of $2.7 million and $7.8 million in the second quarter and first six months of 2021, respectively.  This compares to an income tax expense of $3.5 million and $4.5 million in the second quarter and first six months of 2020, respectively.  The changes in income tax expense principally reflect changes in pre-tax earnings in 2021 relative to 2020.
Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:
	6/30/2021			3/31/2021			% change vs. prior quarter
Loan Type	#	$ (000’s)	% of portfolio	#	$ (000’s)	% of portfolio	#	$
Commercial	-	$-	0.0%	-	$-	0.0%	none	none
Mortgage	82	12,416	1.2%	111	15,263	1.5%	(26.1)%	(18.7)%
Installment	18	327	0.1%	32	537	0.1%	(43.8)%	(39.1)%
Total	100	$12,743	0.5%	143	$15,800	0.6%	(30.1)%	(19.3)%

Loans serviced for others	150	$20,231	0.6%	205	$26,975	0.9%	(26.8)%	(25.0)%

Note:  The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:
Loan Type	6/30/2021	12/31/2020	6/30/2020
	(Dollars in thousands)
Commercial	$242	$1,440	$4,886
Mortgage	4,941	6,353	7,455
Installment	362	519	602
Subtotal	5,545	8,312	12,943
Less – government guaranteed loans	427	439	604
Total non-performing loans	$5,118	$7,873	$12,339
Ratio of non-performing loans to total portfolio loans	0.18%	0.29%	0.43%
Ratio of non-performing assets to total assets	0.12%	0.21%	0.34%
Ratio of the allowance for credit losses to non-performing loans	897.34%	450.01%	279.60%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans decreased $2.8 million from December 31, 2020, as all loan categories have declined, reflecting improving economic conditions and the Company’s collection efforts.

The provision for credit losses was a credit of $1.4 million and an expense of $5.2 million in the second quarters of 2021 and 2020, respectively.  The provision for credit losses was a credit of $1.9 million and an expense of $11.9 million in the first six months of 2021 and 2020, respectively.  The quarterly and year-to-date decreases in the provision for credit losses in 2021 compared to 2020, were primarily the result of a decline in the balance of loans individually evaluated in the allowance for credit losses, slightly lower reserve allocations (reflecting an improvement in economic forecasts, particularly for lower unemployment levels) for pooled loans evaluated in the allowance for credit losses and a decrease in the adjustment to allocations based on subjective factors.  In particular, the higher year-to-date provision for credit losses in 2020 included an $8.7 million (or 98.2%) increase in the qualitative/subjective portion of the allowance for credit losses.  That increase in 2020 principally reflected the unique challenges and prevailing economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio.

The Company recorded loan net recoveries of $0.6 million and loan net charge-offs of $3.2 million in the second quarters of 2021 and 2020, respectively.  For the first six months of 2021 and 2020, the Company recorded loan net recoveries of $0.7 million and loan net charge-offs of $3.6 million, respectively.
The allowance for credit losses totaled $45.9 million at June 30, 2021 compared to $35.4 million at December 31, 2020. The increase from December 31, 2020 is attributed to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2021.  The impact of the adoption of CECL was an increase in the allowance for credit losses of $11.7 million. At June 30, 2021, the allowance for credit losses equaled 1.63% of total portfolio loans (1.73% when excluding PPP loans) under CECL, compared to 1.30% of total portfolio loans (1.38% when excluding PPP loans) at December 31, 2020, under the probable incurred loss methodology.
Balance Sheet, Liquidity and Capital

Total assets were $4.46 billion at June 30, 2021, an increase of $257.3 million from December 31, 2020.  Loans, excluding loans held for sale, were $2.81 billion at June 30, 2021, compared to $2.73 billion at December 31, 2020.  Deposits totaled $3.86 billion at June 30, 2021, an increase of $225.1 million from December 31, 2020.  This increase is primarily due to growth in non-interest bearing, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $69.3 million at June 30, 2021, compared to $118.7 million at December 31, 2020. Securities available for sale totaled $1.33 billion at June 30, 2021, compared to $1.07 billion at December 31, 2020.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

Total shareholders’ equity was $396.0 million at June 30, 2021, or 8.88% of total assets.  Tangible common equity totaled $363.9 million at June 30, 2021, or $16.82 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:
Regulatory Capital Ratios	6/30/2021	12/31/2020	Well Capitalized Minimum
Tier 1 capital to average total assets	8.69%	8.81%	5.00%
Tier 1 common equity to risk-weighted assets	12.46%	12.81%	6.50%
Tier 1 capital to risk-weighted assets	12.46%	12.81%	8.00%
Total capital to risk-weighted assets	13.71%	14.06%	10.00%

Share Repurchase Plan

On December 18, 2020, the Board of Directors of the Company authorized the 2021 share repurchase plan.  Under the terms of the 2021 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its outstanding common stock. The repurchase plan is authorized to last through December 31, 2021. For the first six months of 2021, the Company has repurchased 344,005 shares at a weighted average price of $21.18 per share.

Earnings Conference Call

Brad Kessel, President and CEO and Gavin A. Mohr, CFO will review the quarterly results in a conference call for investors and analysts beginning at 12:00 pm ET on Thursday, July 29, 2021.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL:  https://services.choruscall.com/links/ibcp210729.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10158604). The replay will be available through August 5, 2021.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition
	June 30, 2021	December 31, 2020
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$46,242	$56,006
Interest bearing deposits	23,012	62,699
Cash and Cash Equivalents	69,254	118,705
Securities available for sale	1,330,660	1,072,159
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,427
Loans held for sale, carried at fair value	59,752	92,434
Loans
Commercial	1,244,547	1,242,415
Mortgage	1,045,108	1,015,926
Installment	524,904	475,337
Total Loans	2,814,559	2,733,678
Allowance for credit losses (1)	(45,926)	(35,429)
Net Loans	2,768,633	2,698,249
Other real estate and repossessed assets	296	766
Property and equipment, net	36,507	36,127
Bank-owned life insurance	55,446	55,180
Capitalized mortgage loan servicing rights, carried at fair value	22,431	16,904
Other intangibles	3,821	4,306
Goodwill	28,300	28,300
Accrued income and other assets	67,745	62,456
Total Assets	$4,461,272	$4,204,013

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,298,282	$1,153,473
Savings and interest-bearing checking	1,699,463	1,526,465
Reciprocal	589,493	556,185
Time	272,305	287,402
Brokered time	2,923	113,830
Total Deposits	3,862,466	3,637,355
Other borrowings	30,005	30,012
Subordinated debt	39,319	39,281
Subordinated debentures	39,558	39,524
Accrued expenses and other liabilities	93,950	68,319
Total Liabilities	4,065,298	3,814,491

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,632,912 shares at June 30, 2021 and 21,853,800 shares at December 31, 2020	332,457	339,353
Retained earnings	55,101	40,145
Accumulated other comprehensive income	8,416	10,024
Total Shareholders’ Equity	395,974	389,522
Total Liabilities and Shareholders’ Equity	$4,461,272	$4,204,013

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$28,091	$28,105	$29,863	$56,196	$61,627
Interest on securities available for sale
Taxable	3,656	2,796	2,847	6,452	5,906
Tax-exempt	1,544	1,384	793	2,928	1,183
Other investments	208	217	251	425	617
Total Interest Income	33,499	32,502	33,754	66,001	69,333
Interest Expense
Deposits	1,142	1,256	2,388	2,398	7,088
Other borrowings and subordinated debt and debentures	964	962	904	1,926	1,592
Total Interest Expense	2,106	2,218	3,292	4,324	8,680
Net Interest Income	31,393	30,284	30,462	61,677	60,653
Provision for credit losses (1)	(1,425)	(474)	5,188	(1,899)	11,909
Net Interest Income After Provision for Credit Losses	32,818	30,758	25,274	63,576	48,744
Non-interest Income
Interchange income	3,453	3,049	2,526	6,502	4,983
Service charges on deposit accounts	2,318	1,916	1,623	4,234	4,214
Net gains on assets
Mortgage loans	9,091	12,828	17,642	21,919	26,482
Securities available for sale	-	1,416	-	1,416	253
Mortgage loan servicing, net	(1,962)	5,167	(3,022)	3,205	(8,322)
Other	1,871	2,030	1,598	3,901	3,761
Total Non-interest Income	14,771	26,406	20,367	41,177	31,371
Non-interest Expense
Compensation and employee benefits	19,883	18,522	16,279	38,405	32,788
Data processing	2,576	2,374	1,590	4,950	3,945
Occupancy, net	2,153	2,343	2,159	4,496	4,619
Interchange expense	1,201	948	726	2,149	1,585
Furniture, fixtures and equipment	1,034	1,003	1,090	2,037	2,126
Communications	777	881	800	1,658	1,603
Loan and collection	859	759	756	1,618	1,561
Conversion related expenses	1,143	218	346	1,361	402
Legal and professional	522	499	468	1,021	861
Advertising	164	489	364	653	1,047
FDIC deposit insurance	307	330	430	637	800
Correspondent bank service fees	115	100	94	215	193
Branch closure costs	-	-	417	-	417
Net (gains) losses on other real estate and repossessed assets	6	(180)	(9)	(174)	100
Other	1,796	1,735	1,836	3,531	4,018
Total Non-interest Expense	32,536	30,021	27,346	62,557	56,065
Income Before Income Tax	15,053	27,143	18,295	42,196	24,050
Income tax expense	2,665	5,106	3,523	7,771	4,468
Net Income	$12,388	$22,037	$14,772	$34,425	$19,582
Net Income Per Common Share
Basic	$0.57	$1.01	$0.67	$1.58	$0.89
Diluted	$0.56	$1.00	$0.67	$1.56	$0.88

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$31,393	$30,284	$30,993	$31,966	$30,462
Provision for credit losses (1)	(1,425)	(474)	(421)	975	5,188
Non-interest income	14,771	26,406	22,363	27,011	20,367
Non-interest expense	32,536	30,021	32,707	33,641	27,346
Income before income tax	15,053	27,143	21,070	24,361	18,295
Income tax expense	2,665	5,106	4,084	4,777	3,523
Net income	$12,388	$22,037	$16,986	$19,584	$14,772

Basic earnings per share	$0.57	$1.01	$0.78	$0.90	$0.67
Diluted earnings per share	0.56	1.00	0.77	0.89	0.67
Cash dividend per share	0.21	0.21	0.20	0.20	0.20

Average shares outstanding	21,749,654	21,825,937	21,866,326	21,881,562	21,890,761
Average diluted shares outstanding	21,966,829	22,058,503	22,112,829	22,114,692	22,113,187

Performance Ratios
Return on average assets	1.12%	2.10%	1.61%	1.90%	1.54%
Return on average equity	12.78	23.51	17.82	21.36	17.39
Efficiency ratio (2)	69.24	53.48	60.59	56.36	53.07

As a Percent of Average Interest-Earning Assets (2)
Interest income	3.22%	3.27%	3.57%	3.62%	3.72%
Interest expense	0.20	0.22	0.45	0.31	0.36
Net interest income	3.02	3.05	3.12	3.31	3.36
Average Balances
Loans	$2,859,544	$2,834,012	$2,876,795	$2,925,872	$2,913,857
Securities available for sale	1,274,556	1,093,618	1,009,578	891,975	660,126
Total earning assets	4,223,570	4,047,952	3,984,080	3,887,455	3,659,614
Total assets	4,434,760	4,254,294	4,195,546	4,102,318	3,868,408
Deposits	3,879,715	3,698,811	3,632,758	3,559,070	3,303,302
Interest bearing liabilities	2,674,425	2,589,102	2,574,306	2,532,481	2,402,361
Shareholders’ equity	388,780	380,111	379,232	364,714	341,606

End of Period
Capital
Tangible common equity ratio	8.21%	8.08%	8.56%	8.23%	8.03%
Average equity to average assets	8.77	8.93	9.04	8.89	8.83
Common shareholders’ equity per share of common stock	$18.30	$17.79	$17.82	$17.05	$16.23
Tangible common equity per share of common stock	16.82	16.30	16.33	15.55	14.72
Total shares outstanding	21,632,912	21,773,734	21,853,800	21,885,368	21,880,183

Selected Balances
Loans	$2,814,559	$2,784,224	$2,733,678	$2,855,479	$2,866,663
Securities available for sale	1,330,660	1,247,280	1,072,159	985,050	856,280
Total earning assets	4,246,410	4,209,017	3,979,397	3,962,824	3,833,523
Total assets	4,461,272	4,426,440	4,204,013	4,168,944	4,043,315
Deposits	3,862,466	3,858,575	3,637,355	3,597,745	3,485,125
Interest bearing liabilities	2,633,747	2,626,280	2,553,418	2,515,185	2,456,193
Shareholders’ equity	395,974	387,329	389,522	373,092	355,123

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

(2)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent (“FTE”)

Net interest income	$31,393	$30,462	$61,677	$60,653
Add: taxable equivalent adjustment	478	223	882	344
Net interest income - taxable equivalent	$31,871	$30,685	$62,559	$60,997
Net interest margin (GAAP) (1)	2.98%	3.34%	3.00%	3.47%
Net interest margin (FTE) (1)	3.02%	3.36%	3.04%	3.49%

(1)	Annualized.

Tangible Common Equity Ratio

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(Dollars in thousands)
Common shareholders’ equity	$395,974	$387,329	$389,522	$373,092	$355,123
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,821	4,063	4,306	4,561	4,816
Tangible common equity	$363,853	$354,966	$356,916	$340,231	$322,007

Total assets	$4,461,272	$4,426,440	$4,204,013	$4,168,944	$4,043,315
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,821	4,063	4,306	4,561	4,816
Tangible assets	$4,429,151	$4,394,077	$4,171,407	$4,136,083	$4,010,199

Common equity ratio	8.88%	8.75%	9.27%	8.95%	8.78%
Tangible common equity ratio	8.21%	8.08%	8.56%	8.23%	8.03%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$395,974	$387,329	$389,522	$373,092	$355,123
Tangible common equity	$363,853	$354,966	$356,916	$340,231	$322,007
Shares of common stock outstanding (in thousands)	21,633	21,774	21,854	21,885	21,880

Common shareholders’ equity per share of common stock	$18.30	$17.79	$17.82	$17.05	$16.23
Tangible common equity per share of common stock	$16.82	$16.30	$16.33	$15.55	$14.72

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.